Exhibit 99.1

NEWS RELEASE

Investor/Media Contact:

Stacy Roughan

NuVasive, Inc.

1-858-909-1812

sroughan@nuvasive.com

NUVASIVE HOSTS 2015 INVESTOR DAY

Company Provides Updated Long-Term Financial Performance Goals,

Reiterates 2015 Guidance and Issues Preliminary 2016 Financial Performance Expectations

SAN DIEGO, CA – December 10, 2015 – NuVasive, Inc. (NASDAQ: NUVA), a leading medical device company focused on transforming spine surgery with minimally disruptive, procedurally-integrated solutions, will host its 2015 Investor Day today Thursday, December 10, 2015 from 10:30 a.m. to 1:00 p.m. ET in San Diego, California.

At this meeting, management will provide longer-term financial performance goals and discuss strategic initiatives that are expected to drive NuVasive’s growth and margin expansion as it reaches beyond $1 billion in revenue. The Company’s long-term financial goals over the next several years include:

•	Constant currency organic revenue growth in the mid to high single-digit range with a near doubling of revenue contribution from its International business;

•	Non-GAAP operating profit margin expansion of approximately 1,000 basis points from current levels to approximately 25%;

•	Adjusted EBITDA margin expansion of approximately 660 basis points from current levels to approximately 32%;

•	Significant reduction of its effective tax rate to approximately 30% from a current level of approximately 43%, primarily driven by the benefit of International scale; and

•	Enhancing free cash flow to approach a compounded annual growth rate of approximately 25%.

The Company also reiterated its 2015 full year financial performance guidance previously issued in conjunction with the reporting of its third quarter 2015 results on October 27, 2015. This includes full year 2015 revenue expectations of approximately $810.0 million, which includes an approximate $13.0 million of currency headwinds, and non-GAAP operating profit margin of approximately 15.2%, an increase of approximately 380 basis points compared to the full year 2014.

Additionally, NuVasive provided preliminary financial performance guidance for the full year 2016. This includes an expectation that revenue will grow to approximately $870 million and non-GAAP operating profit margin expansion of approximately 100 basis points compared to its final full year 2015 financial performance.

NuVasive will provide detailed financial performance guidance for the full year 2016 when the Company announces its complete financial and operating results for its fourth quarter and the full year ended December 31, 2015, which is expected to be issued in February 2016.

About Today’s Meeting

A live webcast of NuVasive’s Investor Day will be accessible online from the Investor Relations page of the Company’s website at www.nuvasive.com. A replay of the event and the presentation materials will be available at the same website following the conclusion of the meeting.

About NuVasive

NuVasive is an innovative global medical device company that is transforming spine surgery with minimally disruptive surgical products and procedurally-integrated solutions for the spine. NuVasive has emerged from a small startup to become the #3 player in the $9 billion global spine market and remains focused on market share-taking strategies as the Company continues on its path to become the industry’s leading spine company. NuVasive offers a comprehensive spine portfolio of more than 90 unique products developed to improve spine surgery and patient outcomes. The Company’s principal procedural solution is its Maximum Access Surgery, or MAS®, platform for lateral spine fusion. MAS was designed to provide safe, reproducible, and clinically proven outcomes, and is a highly differentiated solution with fully integrated neuromonitoring, customizable exposure, and a broad offering of application-specific implants and fixation devices designed to address a variety of pathologies.

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding NuVasive’s financial guidance for 2015, preliminary expectations for 2016, and longer-term financial and business goals, including the Company’s growth plans to drive to $1 billion in revenue and beyond. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, the risk that NuVasive’s financial guidance and expectations may turn out to be inaccurate because of the preliminary nature of the Company’s forecasts and projections; the risk of further adjustment to financial results or future financial expectations; risks associated with acceptance of the Company’s surgical products and procedures by spine surgeons, development and acceptance of new products or product enhancements, clinical and statistical verification of the benefits achieved via the use of NuVasive’s products (including the iGA™ platform), the Company’s ability to effectually manage inventory as it continues to release new products, its ability to recruit and retain management and key personnel, and the other risks and uncertainties described in NuVasive’s news releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

# # #